Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-190381) of EVERTEC, Inc. of our report dated March 2, 2015, except for the effects of the restatement discussed in Note 1 to the consolidated financial statements and the effects of the restatement discussed in Note 1 to the financial statement schedule, as to which the date is May 26, 2016, relating to the financial statements and financial statement schedule, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

San Juan, Puerto Rico

May 26, 2016